EXHIBIT 99.1
EZCORP’s EARNINGS PER SHARE IMPROVE 16% IN JUNE QUARTER
AUSTIN, Texas (July 23, 2009) — EZCORP, Inc. (Nasdaq: EZPW) announced today results for its fiscal third quarter and nine-month period ended June 30, 2009. EZCORP’s net income for the quarter ended June 30, 2009 increased 33% to $14.4 million ($0.29 per share) compared to $10.8 million ($0.25 per share) for the quarter ended June 30, 2008. Total revenues for the quarter increased 37% over the prior year period to $147.8 million with pawn service charges up 45% and total sales (merchandise and jewelry scrapping) up 52%. Signature loan revenues (payday loan and credit service fees) decreased $0.4 million, or 1%. Auto title loans, a new and developing product, contributed $1.0 million of revenues.
Consolidated operating income improved 32% to $21.5 million (24% of net revenues) from $16.3 million (24% of net revenues) in the prior year quarter. The Company’s U.S. pawn operations contributed $6.4 million of improvement, partially offset by a $0.5 million lower contribution from the EZMONEY operations and an increase in administrative costs. Operating income from the 47-store Empeño Fácil pawn segment increased 46% in Mexican pesos, or 13% after translation to a stronger U.S. dollar.
The 78 pawn stores acquired in the December quarter contributed total revenues of $35.1 million, operating income of $5.3 million, and net income of $3.2 million. The acquired stores contributed approximately $0.04 earnings per share to the quarter after the effect of shares issued in the acquisitions.
EZCORP’s net income for the nine-month period ended June 30, 2009 increased 31% to $47.5 million ($1.00 per share) compared to $36.4 million ($0.84 per share) for the prior year nine-month period. Operating income for the nine months improved 29% to $71.2 million (27% of net revenues) compared to $55.1 million (27% of net revenues) for the prior year nine-month period.
Commenting on these results, President and Chief Executive Officer, Joe Rotunda, stated, “Our third quarter earnings were in line with our revised guidance, and represent our 28th consecutive quarter of year over year earnings growth. Our results reflect the successful integration of the 78 pawn stores acquired in November and December, which collectively contributed $0.04 earnings per share. These acquisitions provided $0.02 earnings per share accretion in the March quarter, and have gained momentum as they have been assimilated into our business. These results clearly demonstrate the value of our strategy to build earning assets through quality acquisitions.”
Rotunda continued, “In pawn, our same store loan yield remained strong across all categories, as did our general merchandise loan growth and sales. Jewelry loan growth and jewelry sales were not as strong as seasonally expected. We recently increased our gold lending guidelines to accelerate the loan growth, and anticipate a jewelry sales benefit from several promotions, beginning with our ‘Christmas in July’ layaway promotion. Our EZMONEY operations enjoyed a lift from new loan products, including auto title loans introduced this year and installment loans introduced last year. The benefit of these new products largely offset the lower contribution from payday loans. We expect an increased contribution from these new products as they mature and are introduced into more of our stores.”
Rotunda concluded, “We continue to expect fourth quarter earnings per share of $0.41 to $0.43, representing an increase of 11% to 16% over the prior year quarter. We expect full-year earnings per share of $1.40 to $1.42 compared to last year’s $1.21, or an increase of 16% to 17%. We remain on track to open approximately 30 Mexico pawn locations by fiscal year-end, including the nine added year-to-date. We anticipate opening our first Canadian EZMONEY stores prior to the holiday season.”
EZCORP is primarily a lender or provider of credit services to individuals who do not have cash resources or access to credit to meet their short-term cash needs. In its pawnshops, the Company offers non-recourse loans collateralized by tangible personal property, commonly known as pawn loans. At these locations, the Company also sells merchandise, primarily collateral forfeited from its pawn lending operations, to consumers looking for good value. In its signature loan stores and some pawnshops, the Company offers short-term non-collateralized loans, often referred to as payday loans, or fee based credit services to customers seeking loans.
As of June 30, 2009, EZCORP operated a total of 897 locations in the U.S. and Mexico consisting of 370 U.S. pawnshops, 47 pawnshops in Mexico and 480 U.S. signature loan stores. EZCORP, as a near-30% stockholder, is also actively involved in the management of Albemarle & Bond Holdings PLC, the U.K.’s largest pawnbroking business with 115 stores. This announcement contains certain forward-looking statements regarding the Company’s expected operating and financial performance for future periods, including new store expansion, anticipated benefits of acquisitions and expected future earnings.
These statements are based on the Company’s current expectations. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including changing market conditions in the overall economy and the industry, consumer demand for the Company’s services and merchandise, actions of third parties who offer services and products in the Company’s locations and changes in the regulatory environment. For a discussion of these and other factors affecting the Company’s business and prospects, see the Company’s annual, quarterly and other reports filed with the Securities and Exchange Commission.
You are invited to listen to a conference call discussing these results on July 23, 2009 at 3:30pm Central Time. The conference call can be accessed over the Internet or replayed at your convenience at the following address.
http://www.videonewswire.com/event.asp?id=60390
For additional information, contact Dan Tonissen at (512) 314-2289.

EZCORP, Inc.
Highlights of Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

		Three Months Ended June 30,
		2009	2008
1	Revenues:
2	Merchandise sales	$50,442	$35,728
3	Jewelry scrapping sales	30,867	17,907
4	Pawn service charges	32,880	22,691
5	Signature loan fees	30,815	31,223
6	Auto title loan fees	1,030	—
7	Other	1,740	521

8	Total revenues	147,774	108,070
9	Cost of goods sold:
10	Cost of merchandise sales	31,057	20,706
11	Cost of jewelry scrapping sales	19,908	10,754

12	Total cost of goods sold	50,965	31,460
13	Bad debt:
14	Signature loan bad debt	8,618	8,545
15	Auto title loan bad debt	104	—

16	Total bad debt	8,722	8,545

17	Net revenue	88,087	68,065
18
19	Operations expense	53,833	39,873
20	Administrative expense	9,687	8,527
21	Depreciation and amortization	3,254	3,081
22	(Gain) / Loss on sale/disposal of assets	(146)	284

23	Operating income	21,459	16,300
24
25	Interest income	(59)	(165)
26	Interest expense	428	72
27	Equity in net income of unconsolidated affiliate	(851)	(997)
28	Other	11	11

29	Income before income taxes	21,930	17,379
30	Income tax expense	7,545	6,552

31	Net income	$14,385	$10,827

32

33	Net income per share, diluted	$0.29	$0.25

34
35	Weighted average shares, diluted	49,279	43,325

EZCORP, Inc.
Highlights of Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

		Nine Months Ended June 30,
		2009	2008
1	Revenues:
2	Merchandise sales	$156,293	$120,902
3	Jewelry scrapping sales	78,609	49,570
4	Pawn service charges	92,777	67,384
5	Signature loan fees	98,409	94,917
6	Auto title loan fees	1,666	—
7	Other	4,901	1,228

8	Total revenues	432,655	334,001
9	Cost of goods sold:
10	Cost of merchandise sales	96,348	72,122
11	Cost of jewelry scrapping sales	51,468	29,610

12	Total cost of goods sold	147,816	101,732
13	Bad debt:
14	Signature loan bad debt	23,174	24,847
15	Auto title loan bad debt	153	—

16	Total bad debt	23,327	24,847

17	Net revenue	261,512	207,422
18
19	Operations expense	151,955	117,308
20	Administrative expense	29,892	25,418
21	Depreciation and amortization	9,471	9,027
22	(Gain) / Loss on sale/disposal of assets	(967)	527

23	Operating income	71,161	55,142
24
25	Interest income	(257)	(359)
26	Interest expense	1,064	228
27	Equity in net income of unconsolidated affiliate	(3,163)	(3,162)
28	Other	38	11

29	Income before income taxes	73,479	58,424
30	Income tax expense	25,946	22,026

31	Net income	$47,533	$36,398

32

33	Net income per share, diluted	$1.00	$0.84

34
35	Weighted average shares, diluted	47,724	43,269

EZCORP, Inc.
Highlights of Consolidated Balance Sheets (Unaudited)
(in thousands, except per share data and store counts)

		As of June 30,
		2009	2008
1	Assets:
2	Current assets:
3	Cash and cash equivalents	$46,546	$29,812
4	Pawn loans	94,648	68,022
5	Payday loans, net	7,649	6,598
6	Pawn service charges receivable, net	16,693	10,061
7	Auto title loans, net	1,126	—
8	Auto title loan finance charges receivable, net	352	—
9	Signature loan fees receivable, net	5,105	5,086
10	Inventory, net	57,141	39,444
11	Deferred tax asset	15,809	9,007
12	Federal income taxes receivable	—	454
13	Prepaid expenses and other assets	14,866	5,622

14	Total current assets	259,935	174,106
15
16	Investment in unconsolidated affiliate	34,784	37,248
17	Property and equipment, net	49,752	38,661
18	Deferred tax asset, non-current	9,090	5,620
19	Goodwill	100,742	24,779
20	Other assets, net	17,892	5,585

21	Total assets	$472,195	$285,999

22	Liabilities and stockholders’ equity:
23	Current liabilities:
24	Current maturities of long-term debt	$10,000	$—
25	Accounts payable and other accrued expenses	33,958	24,120
26	Customer layaway deposits	3,603	2,254
27	Federal income taxes payable	1,988	—

28	Total current liabilities	49,549	26,374
29
30	Long-term debt, less current maturities	27,500	—
31	Deferred gains and other long-term liabilities	3,352	2,909
32	Total stockholders’ equity	391,794	256,716

33	Total liabilities and stockholders’ equity	$472,195	$285,999

34
35	Pawn loan balance per ending pawn store	$227	$210
36	Inventory per ending pawn store	$137	$122
37	Book value per share	$8.05	$6.19
38	Tangible book value per share	$5.65	$5.50
39	Pawn store count — end of period	417	324
40	Signature loan store count — end of period	480	461
41	Shares outstanding — end of period	48,652	41,441

EZCORP, Inc.
Operating Segment Results (Unaudited)
(in thousands, except store counts)

		U.S. Pawn	Empeño	EZMONEY
		Operations	Fácil	Operations	Consolidated
	Three months ended June 30, 2009:
1	Revenues:
2	Sales	$78,519	$2,790	$—	$81,309
3	Pawn service charges	31,409	1,471	—	32,880
4	Signature loan fees	523	—	30,292	30,815
5	Auto title loan fees	430	—	600	1,030
6	Other	1,706	34	—	1,740

7	Total revenues	112,587	4,295	30,892	147,774
8
9	Cost of goods sold	49,157	1,808	—	50,965
10	Signature loan bad debt	237	—	8,381	8,618
11	Auto title loan bad debt	30	—	74	104

12	Net revenues	63,163	2,487	22,437	88,087
13
14	Operations expense	37,719	1,441	14,673	53,833

15	Store operating income	$25,444	$1,046	$7,764	$34,254

16
17	Pawn store count — end of period	370	47	—	417
18	Signature loan store count — end of period	6	—	474	480
19
20	Three months ended June 30, 2008:
21	Revenues:
22	Sales	$51,799	$1,836	$—	$53,635
23	Pawn service charges	21,378	1,313	—	22,691
24	Signature loan fees	650	—	30,573	31,223
25	Auto title loan fees	—	—	—	—
26	Other	521	—	—	521

27	Total revenues	74,348	3,149	30,573	108,070
28
29	Cost of goods sold	30,301	1,159	—	31,460
30	Signature loan bad debt	202	—	8,343	8,545
31	Auto title loan bad debt	—	—	—	—

32	Net revenues	43,845	1,990	22,230	68,065
33
34	Operations expense	24,831	1,065	13,977	39,873

35	Store operating income	$19,014	$925	$8,253	$28,192

36
37	Pawn store count — end of period	294	30	—	324
38	Signature loan store count — end of period	6	—	455	461

EZCORP, Inc.
Operating Segment Results (Unaudited)
(in thousands, except store counts)

		U.S. Pawn	Empeño	EZMONEY
		Operations	Fácil	Operations	Consolidated
	Nine months ended June 30, 2009:
1	Revenues:
2	Sales	$227,494	$7,408	$—	$234,902
3	Pawn service charges	88,558	4,219	—	92,777
4	Signature loan fees	1,766	—	96,643	98,409
5	Auto title loan fees	991	—	675	1,666
6	Other	4,866	35	—	4,901

7	Total revenues	323,675	11,662	97,318	432,655
8
9	Cost of goods sold	143,167	4,649	—	147,816
10	Signature loan bad debt	581	—	22,593	23,174
11	Auto title loan bad debt	72	—	81	153

12	Net revenues	179,855	7,013	74,644	261,512
13
14	Operations expense	102,764	4,024	45,167	151,955

15	Store operating income	$77,091	$2,989	$29,477	$109,557

16
17	Pawn store count — end of period	370	47	—	417
18	Signature loan store count — end of period	6	—	474	480
19
20	Nine months ended June 30, 2008:
21	Revenues:
22	Sales	$165,749	$4,723	$—	$170,472
23	Pawn service charges	64,089	3,295	—	67,384
24	Signature loan fees	2,131	—	92,786	94,917
25	Auto title loan fees	—	—	—	—
26	Other	1,224	4	—	1,228

27	Total revenues	233,193	8,022	92,786	334,001
28
29	Cost of goods sold	98,853	2,879	—	101,732
30	Signature loan bad debt	741	—	24,106	24,847
31	Auto title loan bad debt	—	—	—	—

32	Net revenues	133,599	5,143	68,680	207,422
33
34	Operations expense	72,831	2,810	41,667	117,308

35	Store operating income	$60,768	$2,333	$27,013	$90,114

36
37	Pawn store count — end of period	294	30	—	324
38	Signature loan store count — end of period	6	—	455	461